IN THE UNITED STATES DISTRICT COURT
                      FOR THE WESTERN DISTRICT OF VIRGINIA
                                ROANOKE DIVISION


UNITED STATES OF AMERICA                  :
                                          :
                  v.                      :   Criminal Number 7:07-cr-00022
                                          :
ITT CORPORATION                           :


                         DEFERRED PROSECUTION AGREEMENT

     The United States of America, represented by the United States Attorney for the Western District of Virginia and the Assistant Attorney General, National Security Division (hereinafter collectively referred to as "the United States" or "the Government" ), and ITT Corporation (hereinafter referred to as "ITT"), by its undersigned Chairman and Chief Executive Officer, pursuant to authority vested in him by its board of directors, enter into the following deferred prosecution agreement (hereinafter referred to as the "Agreement"):

Criminal Charges

1. ITT understands that the United States will file a criminal information (hereinafter "the Information") in the United States District Court for the Western District of Virginia, Roanoke Division (hereinafter "the Court"), charging ITT with the following counts:

     Count One:     Willful Export of Defense Articles Without A License (On or
                    between March 2001 and August 2001), in violation of Title
                    22, United States Code, Sections 2778(b)(2) and 2778(c),
                    Title 18 United States Code, Section 2, and Title 22, Code of Federal Regulations, Sections 127.1(a) and 127.3.

     Count Two:     Willful Omission of Statements of Material Fact in Arms
                    Exports Reports (On or between April 2000 and October 2004), in violation of Title 22, United States Code, Section
                    2778(c) and Title 18 United States Code, Section 2.

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     Count Three:   Willful Export of Defense Articles Without A License (On or
                    between January 1996 and May 2006), in violation of Title 22, United States Code, Sections 2778(b)(2) and 2778(c), Title 18 United States Code, Section 2, and Title 22, Code of Federal Regulations, Sections 127.l(a) and 127.3.

Guilty Plea

2. ITT agrees to enter a plea of guilty to Counts One and Two of the Information pursuant to a separate written plea agreement (hereinafter "Plea Agreement").

Deferred Prosecution

3. ITT and the United States agree to file a joint motion to defer the prosecution (hereinafter "Joint Deferral Motion") of Count Three of the Information for a period of sixty (60) months from the date of the Court order granting the Joint Deferral Motion (hereinafter "Deferral Period"). ITT understands that the government is willing to enter into this Agreement because ITT has agreed to accept responsibility for its illegal actions, because ITT has agreed to undertake the punitive and remedial actions outlined in this Agreement, and because ITT has demonstrated through its actions since the Fall of 2005 its willingness to cooperate with the government.

4. The United States agrees that if ITT is in full compliance with all of its obligations under this Agreement, the United States, within thirty (30) days after the expiration of the Deferral Period, will file a motion with the Court seeking the dismissal with prejudice of Count Three of the Information.

5. The United States agrees to conduct a review of ITT's progress in implementing the Remedial Action Plan set forth in the attached Appendix B (hereinafter "Remedial Action Plan") after the passage of thirty six months from the date of the Court order granting the Joint Deferral Motion. If, in the sole reasonable discretion of the United States, the United States concludes from its review that: (1) ITT has successfully implemented the Remedial Action Plan, (2) ITT is in full compliance with all of its obligations under this Agreement and (3) no further monitoring under this agreement is necessary, the

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     United States shall file a motion to dismiss with prejudice Count Three of the Information. ITT and the United States agree that a dismissal of Count Three prior to the expiration of the full sixty (60) month Deferral Period will be considered a closing of the Deferral Period and a termination of any further obligations under this Agreement with the exception of ITT's obligations pursuant to paragraph 22 d. of this Agreement.

6. ITT and the United States agree to file a joint motion requesting the Court to exclude from any speedy trial calculation the Deferral Period as a "period of delay during which prosecution is deferred by the attorney for the Government pursuant to a written agreement with the defendant, with the approval of the court, for the purpose of allowing the defendant to demonstrate his good conduct," pursuant to 18 U.S.C. ss. 3161(h)(2). ITT further agrees not to assert any right to a speedy trial pursuant to the Sixth Amendment of the United States Constitution, Title 18, United States Code, Section 3161, Federal Rule of Criminal Procedure 48(b), or any applicable Local Rules of the United States District Court for the Western District of Virginia.

7. ITT agrees that ITT's previously executed "Waiver of Statute of Limitations" dated February 3,2006, shall remain in effect throughout the Deferral Period.

Remedial Actions & Non-Prosecution

8. ITT agrees to implement the Remedial Action Plan outlined in the attached Appendix B, and such other remedial actions that might be necessary to ensure that ITT is in full and complete compliance with the export laws of the United States of America and to ensure that ITT has taken all necessary steps to safeguard all classified or sensitive information, documents and/or equipment in its possession, custody or control. ITT further agrees not to commit any criminal violation of the export laws of the United States of America or the laws protecting classified information of the United States of America, including, but not limited to, 22 U.S.C. ss. 2778 and 18 U.S.C. ss. 793.

9. As outlined in the Remedial Action Plan, ITT agrees to continue its independent internal investigation of possible violations of the export laws of the United States. The United States agrees not to charge ITT for additional export violations set forth in the Arms Export Control Act (22 United States

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     Code ss.ss. 2771-2781) or it implementing regulations, the International
     Traffic in Arms Regulations (22 Code of Federal Regulations ss.ss. 120-
     130), occurring prior to the date of the Court order granting the Joint Deferral Motion that ITT reveals to the United States. The United States further agrees not to charge ITT under 18 United States Code ss. 1001 regarding statements made to the government in relation to violations of the Arms Export Control Act or its implementing regulations occurring prior to the date of the Court order granting the Joint Deferral Motion that ITT reveals to the United States. Nothing in this Agreement shall preclude or limit the United States from bringing a criminal prosecution against ITT under 22 United States Code ss.ss. 2771-2781, 22 Code of Federal Regulations ss.ss. 120-130 and/or 18 United States Code ss. 1001, for any criminal violation of the Arms Export Control Act or its implementing regulations, or a related criminal violation of 18 United States Code ss.1001, that ITT is aware of but fails to inform the United States about prior to the date of the Court order granting the Joint Deferral Motion. For purposes of this paragraph ITT will be deemed to be "aware" of a criminal violation of the Arms Export Control Act or its implementing regulations, or a related criminal violation of 18 United States Code ss. 1001, if a member of ITT Corporation's or ITT Defense's executive management at the level of Vice-President or above is aware of the violation. Nothing in this Agreement shall preclude or limit the United States from bringing a criminal prosecution against ITT under any criminal statute, including 22 United States Code ss.ss. 2771-2781, 22 Code of Federal Regulations ss.ss. 120-130 and/or 18 United States Code ss. 1001, for any criminal act that takes place after the date of the Court order granting the Joint Deferral Motion.

Statement of Facts

10. ITT agrees that the Statement of Facts attached at Appendix A (hereinafter "Statement of Facts") is true and accurate to the best of its knowledge and belief.

11. ITT agrees to accept and acknowledge responsibility for the criminal and illegal conduct of past and present ITT employees as well as those individuals and entities who acted on behalf of ITT as set forth in the Statement of Facts.

12. ITT agrees that it will not, through its present or future attorneys, board of

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

     directors, agents, affiliates, officers or employees, make any public statement, including statements or positions in litigation in which any United States department or agency is a party, contradicting any statement of fact set forth in the attached Statement of Facts. Any such willful, knowing and material contradictory public statement by ITT, its present or future attorneys, board of directors, agents, affiliates, officers or employees, shall constitute a breach of this Agreement. The decision of whether any public statement by any such person contradicting a statement of fact contained in the Statement of Facts will be imputed to ITT for the purpose of determining whether ITT has breached this Agreement shall be at the sole reasonable discretion of the United States. If and when the United States determines that ITT has made such a willful, knowing and material contradictory statement, the United States shall so notify ITT and ITT may avoid a breach of this Agreement by publicly repudiating such statement within three business days after receipt of notification by the United States. This paragraph is not intended to apply to any statement made by any individual in the course of any criminal, regulatory, or civil case initiated by the government against such individual, unless such individual is speaking on behalf of ITT. Consistent with ITT's obligation not to contradict any statement of fact set forth in the Statement of Facts, ITT may take good faith positions in any litigation in which it is a party.

Cooperation

13. ITT agrees to cooperate during the Deferral Period with the United States, the Independent Monitor described in paragraphs sixteen (16) and seventeen
     (17) below, and, as directed by the United States or the Independent Monitor, with any other governmental department or agency regarding any matters related to this Agreement.

14. ITT agrees that with respect to this Agreement, ITT's cooperation shall include, but is not limited to, the following:

          a. Truthfully disclosing information within ITT's possession, custody or control with respect to the activities of ITT, its affiliates and its present and former officers, agents, and employees, concerning the subject matters inquired into by the United States regarding possible violations of the laws,


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
               regulations and programs listed in Section I.A. of the Remedial Action Plan. This obligation of truthful disclosure includes an obligation to provide the United States reasonable access to ITT's documents and employees, whether or not located in the United States, and reasonable access to ITT's facilities for that purpose.

          b. Assembling, organizing and providing on request from the United States, documents, records or other tangible evidence in ITT's possession, custody, or control in such format as the United States reasonably requests. Where appropriate, ITT will continue to use the services of expert technical consultants to assist in the identification and retrieval of relevant information and data.

          c. Using its reasonable best efforts to make available its present or former officers, directors and employees, whether or not located in the United States, to provide information and/or testimony as requested by the United States, including sworn testimony before a federal grand jury or in federal trials, as well as interviews with federal authorities. Cooperation under this paragraph will include identification of witnesses who, to ITT's knowledge, may have relevant information regarding possible violations of the laws, regulations and programs listed in
               Section I.A. of the Remedial Action Plan.

          d. Providing testimony and other information deemed necessary by the United States or a court to identify or establish the original location, authenticity, or other evidentiary foundation necessary to admit into evidence documents or other exhibits in any criminal or other proceeding as requested by the United States.

15. ITT agrees that the United States, in its sole discretion, may disclose to any government department or agency any information, testimony, document, record or other tangible evidence provided to the United States pursuant to this agreement. If any information, documents, records or other materials provided by ITT to the United States contain confidential or proprietary business or financial information, ITT may identify the relevant information or materials at the time of production. The United States agrees that it will maintain the

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     confidentiality of, and will not disclose or disseminate, any confidential or proprietary business or financial information identified and provided by ITT without the consent of ITT, except that the United States may share such information with another government department or agency, or with the Independent Monitor, as required by law or to the extent necessary to fulfill its law enforcement obligations or duties.

Independent Monitor

16. ITT agrees that it will retain and pay for an Independent Monitor (hereinafter "the Monitor"), who will be selected by the United States, to monitor ITT's compliance with this Agreement. ITT agrees that the Monitor shall be independent and that there shall be no limitations on any sharing of information between the Monitor, the United States, and other government departments or agencies. The Monitor shall maintain the confidentiality of, and shall not disclose or disseminate, any confidential or proprietary business or financial information identified and provided by ITT without the consent of ITT, except that the monitor may share such information with the United States or other government departments or agencies to the extent necessary to fulfill the duties of the Monitor.

17.  ITT agrees that the Monitor shall:

               a. have sufficient staff and resources, as reasonably determined by the Monitor, to effectively monitor ITT's compliance with this Agreement;

               b. have the right to select and hire outside expertise if necessary to effectively monitor ITT's compliance with this Agreement;

               c. report in writing to the United States on a semi-annual basis, regarding ITT's cooperation with the Monitor and ITT's progress in complying with the terms of this Agreement; and

               d. work with the United States Department of State as requested by the United States Department of State.

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Breach of Agreement

18. ITT agrees that a willful and knowing failure to abide by or fully perform any of the terms, promises or agreements set forth in this Agreement shall constitute a breach of the Agreement.

19. If the United States determines that ITT has committed a willful and knowing material breach of this Agreement, the United States shall provide ITT with written notice of this preliminary breach determination and at the sole reasonable discretion of the United States, evidence supporting the preliminary breach determination. Within thirty (30) calendar days from the date of the government's written notice, ITT shall have the right to make a presentation to the United States or its designees to demonstrate that no breach has occurred, or to the extent applicable, that the breach was not a willful, knowing or material breach or that the breach has been cured. If ITT elects to make a presentation, the United States shall thereafter provide written notice to ITT of the United States final determination regarding whether a breach occurred and whether the breach has been effectively cured. If ITT fails to make a presentation within the thirty day time period, the initial notification will become the United States final determination.

20. If the United States makes a final determination that ITT has made a willful, knowing and material breach of this Agreement, the United States may elect from the following three remedies depending on the nature and seriousness of the breach:

     Remedy 1 - The United States may give ITT a specific time period in which to remedy the breach. If the United States determines that ITT has failed to remedy the breach during the specified time period, the United States may elect Remedy 2 or Remedy 3 below.

     Remedy 2 - The United States may assess an additional monetary penalty of not more than $10,000,000.00. The amount of the additional monetary penalty shall be determined by the United States based upon the nature and the seriousness of the breach. ITT may appeal the United States determination that ITT breached this Agreement and the amount of the additional monetary penalty imposed to a retired federal judge selected by the United States sitting as an independent Special Master (hereinafter "Special Master"). Review by

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

     the Special Master shall be de novo and the United States shall bear the burden of proof to establish any factual issues by a preponderance of the evidence. ITT agrees to pay for all costs associated with Remedy 2, including the costs of retaining the services of the Special Master. All findings of the Special Master shall be final and binding on ITT and the United States. ITT agrees to pay any additional monetary penalty imposed within thirty (30) calendar days of the Special Master's decision on the matter. ITT's failure to make a timely payment will constitute a separate material breach of this Agreement. Payment of any additional monetary penalty shall not relieve ITT of performing all of its obligations under this Agreement.

     Remedy 3 - The United States may prosecute ITT with regard to Count Three of the Information and any other criminal conduct discovered during the Investigation. ITT shall be deemed to have stipulated to the admissibility into evidence of Appendix C (Statement of Facts). ITT shall also be precluded from offering any evidence or arguments that the statements in Appendix C are untrue. ITT agrees that all statements made by or on behalf of ITT, including testimony given by ITT and any employee (current or former) before a grand jury, or elsewhere, shall be admissible in evidence when offered by the United States in any and all criminal proceedings brought by the United States against ITT. ITT further agrees that it shall not assert any claim under the United States Constitution, Rule 410 of the Federal Rules of Evidence, or any other rule, that statements made by or on behalf of ITT prior to or subsequent to this Agreement, or any leads derived therefrom, should be inadmissible or suppressed. ITT also agrees to waive any right to be indicted by a grand jury and stipulates that the United States may proceed by information.

21. ITT agrees to waive any right it may have to a determination by a Court with respect to whether it breached this Agreement or any monetary penalty imposed for a breach of this agreement.

Monetary Penalties & Payments

22. ITT agrees to pay a total monetary penalty of one hundred million dollars ($100,000,000.00) as set forth below.

     a. Criminal Fine (Plea Agreement) - ITT agrees to pay two million dollars ($2,000,000.00) to the United States Treasury as set forth in

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          paragraph seven (7) of the Plea Agreement.

     b. Forfeiture of Proceeds - ITT agrees to forfeit to the United States twenty eight million dollars ($28,000,000.00) as a consequence of its guilty plea to Counts One and Two of the Information as set forth in paragraph nine (9) of the Plea Agreement. Since it is not possible to specifically quantify what proceeds ITT has received as a result of the actions for which it will enter a plea of guilty, ITT agrees that for the purposes of this Agreement and the Plea Agreement, the amount referenced in this subparagraph will be considered proceeds of illegal actions and will be forfeited to the United States.

     c. Department of State Monetary Payment - Pursuant to a separate and independent consent agreement ITT will enter into with the United States Department of State, that ITT agrees to pay twenty million dollars ($20,000,000.00) as directed by the United States Department of State.

     d. Deferred Prosecution Monetary Penalty - ITT agrees to a deferred prosecution monetary penalty of fifty million dollars ($50,000,000.00). The United States agrees to suspend the payment of the fifty million dollar ($50,000,000.00) deferred prosecution monetary penalty for a period of sixty (60) months from the date of the Court order granting the Joint Deferral Motion. During the sixty
          (60) month suspension period, ITT may reduce on a dollar-for-dollar basis the amount of the fifty million dollar ($50,000,000.00) deferred prosecution monetary penalty, by up to fifty million dollars ($50,000,000.00), for monies spent to accelerate and further the development and fielding of the most advanced night vision technology so that the members of the United States Armed Forces can maintain their battlefield advantage of having the most capable night vision equipment in the world. ITT agrees that credit against the fifty million dollar ($50,000,000.00) deferred prosecution monetary penalty shall be given for monies spent in consultation with and with the prior agreement of the United States Army Research, Development & Engineering Command, Night Vision Electronic Sensors Directorate ("NVESD"). ITT agrees to provide regular reports to an Army Official to be designated by NVESD, in a manner to be prescribed by NVESD, so as to provide the Army with visibility into technical developments that result from ITT's efforts

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     pursuant to this paragraph. The Government shall have "Government Purpose
     Rights" as defined by DFARS ss. 252.227-7013, in any computer software produced, or partially produced, and in any technical data related to any item, component, or process developed, or partially developed, in connection with this paragraph. Such computer software and/or technical data shall be deliverable upon NVESD's request at no cost. ITT further agrees to provide the United States and NVESD annual reports detailing the monies spent and the progress made toward accelerating and furthering the development and fielding of the most advanced night vision technology to the members of the United States Armed Forces.

General Provisions

23. ITT understands that this Agreement is binding on ITT, the United States Department of Justice, National Security Division and the United States Attorneys' Office for the Western District of Virginia. ITT acknowledges that nothing in this Agreement limits the rights of any department or agency of the United States government to seek and take civil or administrative action against ITT, including but not limited to any action relating to suspension, debarment or listing. If requested by ITT or its attorneys, the United States will bring the cooperation of ITT and its compliance with its other obligations under this Agreement to the attention of other government departments or agencies. Furthermore, nothing in this Agreement restricts in any way the ability of the United States from proceeding against any individuals. It is the intent of the parties to this Agreement that the Agreement does not confer or provide any benefits, privileges or rights to any individual or other entity other than the parties hereto.

24. ITT agrees that if it sells or merges any of its business operations that deal with classified information, documents or equipment or export controlled items during the Deferral Period, it shall include in any contract for sale or merger a provision binding the purchaser/successor to the obligations described in this Agreement.

25. ITT and the United States agree that, upon the filing of the Information in accordance with Paragraph 1. of this Agreement, this Agreement and all

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     attachments or appendices shall be filed publicly in the United States
     District Court for the Western District of Virginia, Roanoke Division.

26. This Agreement sets forth all of the terms of the Deferred Prosecution Agreement between ITT and the United States. No modifications or additions to this Agreement shall be valid unless they are in writing and signed by the United States and a duly authorized representative of ITT.

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                         ON BEHALF OF THE UNITED STATES



United States Attorney's Office
Western District of Virginia



/s/ John L. Brownlee                                        3-26-2007
--------------------------------------------          --------------------------
John L. Brownlee                                              Date
United States Attorney



/s/ Stephen J. Pfleger                                      3-26-2007
--------------------------------------------          --------------------------
Assistant United States Attorney                              Date



United States Department of Justice
National Security Division



/s/ Kenneth Wainstein                                       3-22-2007
------------------------------------------            --------------------------
Kenneth Wainstein                                              Date
Assistant Attorney General

                          ON BEHALF OF ITT CORPORATION



/s/ Steven R. Loranger                                      3/26/2007
--------------------------------------------          --------------------------
Steven R. Loranger                                             Date
Chairman, President and Chief Executive Officer
ITT Corporation



/s/ Vincent A. Maffeo, Esq.                                 3/26/2007
--------------------------------------------          --------------------------
Vincent A. Maffeo, Esq.                                        Date
Senior Vice President and General Counsel
ITT Corporation



REVIEWED AND APPROVED:



/s/ Richard Cullen                                              3/27/2007
-------------------------------------------           --------------------------
Richard Cullen, Esq.                                            Date
McGuire Woods LLP
Attorneys for ITT Corporation



/s/ Howard C. Vick, Jr., Esq.                                3/26/2007
--------------------------------------------          --------------------------
Howard C. Vick, Jr., Esq.                                      Date
McGuire Woods LLP
Attorneys for ITT Corporation

                               STATEMENT OF FACTS
                                   APPENDIX A

Investigation Background

     The government's criminal investigation began on August 1, 2001, when Special Agents of the United States Department of Defense, Defense Criminal Investigative Service (hereinafter "DCIS") were made aware that a classified government document designated "Secret" "NOFORN" had been illegally sent to an unauthorized facility in the United Kingdom by employees of ITT Night Vision (hereinafter "ITT NV"), a division of ITT Corporation (hereinafter "ITT"), located in Roanoke, VA. Pursuant to a referral from the DCIS and United States Customs in 2002, the United States Attorney for the Western District of Virginia assigned a federal prosecutor to the criminal investigation. During the course of the criminal investigation, the government uncovered a pattern of violations of the export laws of the United States spanning from the 1980s to 2006 at ITT NV. The main violations of the law revealed by the government's criminal investigation are set forth in the following five sections of this statement of facts: (1) ITT NV Export Compliance Background; (2) False & Misleading Statements Relating to Foreign Consignments; (3) Export Violations Relating to a Singapore Company; (4) Illegal Export of U.S. Classified Information & Export Violations Relating to the Light Interference Filter; and (5)Export Violations Relating to the Enhanced Night Vision Goggle System.

1.   ITT Night Vision Export Compliance Background

     ITT NV has produced night vision equipment for the U.S. military for more than thirty years. Throughout that time period, ITT NV has been awarded many millions of dollars by the U.S. Government pursuant to contracts to develop and produce new night vision equipment requested by the U.S. Military. In developing night vision equipment, ITT NV engineers and scientists worked with U.S. government engineers and scientists. The night vision equipment that resulted from these joint collaborative efforts between ITT NV and U.S. government personnel is critical to the war-fighting capabilities of the United States and is extremely sensitive and highly sought after by both enemies and allies of the United States.

     In recognition of the sensitivity of U.S. military night vision equipment and technology, the export of defense articles to foreign persons including, technical data,

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

drawings, specifications, services, and equipment related to U.S. Military night vision systems is restricted by the U.S. Department of State pursuant to the Arms Export Control Act and its implementing regulations, the International Traffic in Arms Regulations (hereinafter "ITAR"). The willful failure to obey the provisions of the ITAR is a criminal offense (22 U.S.C. ss. 2778). Some of the technical documents and information related to U.S. military night vision equipment are so sensitive and potentially damaging to the United States if they should fall into the wrong hands that they are protected as classified information. The willful or grossly negligent transfer of these classified documents to a person not authorized or cleared to receive them is also a criminal offense (18 U.S.C. ss.ss. 793(d), 793(f)).

     While ITT NV was aware of the requirements of the law including the provisions of the ITAR, ITT failed to establish a system to ensure compliance with the export laws of the United States. In fact, throughout the 1980s and 1990s ITT NV employees who attempted to enforce compliance with the ITAR regulations were viewed by some ITT NV managers as obstacles to getting business done. The lack of support from some ITT NV managers was so severe that one ITT NV employee who insisted on following the export laws felt it necessary to inform her direct manager (Manager A) that she would not ever break the law, falsify documents or knowingly break United States Government Regulations and that she was at ITT NV to do a job to the best of her ability and make a life for herself and her family and not to go to jail for anyone including ITT NV. Her concern that Manager A might instruct her to break the law was not without a firm basis in reality.

     For example, in November 1998 an ITT NV employee was asked by Manager A to send sensitive export controlled night vision equipment to a foreign customer. In response, the ITT NV employee explained that she could not legally do so since ITT NV did not have an export license authorizing the permanent transfer of this equipment to this customer. She went on to state that she was willing to apply for an export license from the U.S. Department of State. When Manager A responded that the U.S. Department of State would never approve the license, the employee agreed given the sensitive nature of the night vision equipment in question. Despite the clear understanding that ITT NV did not have a license for the transfer and that the U.S. Department of State would not approve the transfer, the manager ordered the employee to make the illegal transfer anyway. In protest of the order, the employee wrote on the shipment paperwork that she had been directed to transfer the night vision equipment over her objections. The employee felt so bad about what she had

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done that she later confronted Manager A and told him that she would never break the law again and that he could fire her if he wanted.

     In the hope that she might receive some support from higher level management above the level of ITT NV, the employee informed appropriate personnel at ITT Defense about the whole affair.(1) Instead of firing or disciplining the Manager who ordered the illegal shipment, ITT Defense management placed Manager A into a position where he was designated as the ITT NV official responsible for ensuring that the ITAR regulations that he had so blatantly violated were enforced. In addition, neither ITT NV nor ITT Defense informed anyone in the government about the illegal transfer of highly sensitive export controlled night vision equipment. Only through the course of this criminal investigation did the government eventually learn about the illegal transfer.

2.   False & Misleading Statements Relating to Export Consignments

     As a regular part of its foreign business practices ITT NV temporarily loaned or consigned various export controlled night vision equipment to foreign customers for evaluation and testing. In order to consign export controlled night vision equipment to a foreign person, ITT NV was required to obtain a temporary export license from the Department of State, Office of Defense Trade Controls licensing, authorizing each temporary foreign consignment. Each export license for the temporary foreign consignments required that ITT NV ensure that the consigned night vision equipment was returned from the foreign consignee to ITT NV in the United States before the expiration of the four year license period. Throughout the 1990's ITT NV failed to ensure that a large amount of sensitive night vision equipment was returned prior to the expiration of the applicable four year license period. As a direct result of ITT NV's failure to comply with the requirements of the temporary export licenses, ITT lost track of numerous pieces of state-of- the-art night vision equipment. Many of these pieces of night vision equipment were unable to be recovered and remain missing.

     On April 13, 2000, an outside law firm, on behalf of ITT NV, sent a

_________________

     (1) ITT Corporation is made up of a series of management groups. One of these management groups is ITT Defense. ITT Defense oversees a number of profit centers, including ITT Night Vision in Roanoke, VA.

"Preliminary Notification of Voluntary Disclosure" (hereinafter "Preliminary Disclosure") to the Acting Director of the Compliance Analysis Division, Office of Defense Trade Controls (ODTC), U.S. Department of State. In the letter the outside attorneys wrote in relevant part:

     The Company [ITT NV] recently discovered apparent violations of the ITAR that involve ITT's loans and consignments of night vision equipment to foreign persons. Although ITT properly exported these items under temporary export licenses, in some instances, the Company failed to ensure the return of the equipment within the validity period of the applicable temporary export license. Presently, the Company is investigating the details of this apparent violation of the ITAR, and intends to provide a comprehensive voluntary disclosure, as well as a description of mitigating factors and corrective actions, upon conclusion of its internal investigation (emphasis added).

A copy of this letter was also sent to corporate counsel for ITT Defense.

     As promised in the Preliminary Disclosure, a second letter providing a "disclosure, as well as a description of mitigating factors and corrective actions" was sent to the U.S. Department of State by the same outside attorneys on behalf of ITT NV on May 19,2000 (hereinafter "Final Disclosure"). In addressing the "Mitigating Factors" the outside attorneys wrote that `[u]pon realizing that it had a compliance issue with respect to these temporary exports, ITT took corrective action described below (emphasis added)." In the "Corrective Action" section of the Final Disclosure Letter the outside attorneys wrote that "ITT has taken the following corrective actions."

          First, the Company attempted in good faith to contact each consignee to learn the whereabouts of the items. While the Company was unable to contact every consignee (because some have gone out of business), for those with whom ITT was able to make contact, ITT worked with the consignee to determine the whereabouts of the products, and for those for which the whereabouts could be determined, to secure the product until it can be returned to ITT under ODTC authorization.

          Second, the Company has counseled each of the individuals involved in the handling of the night vision equipment who are still employed by ITT about their export compliance responsibilities with respect to Company items.

          Third, the Company has issued additional guidance to all personnel involved in temporary exports, about the requirements for ensuring the timely return of these articles once they are sent out under a valid DSP-73 license. This guidance emphasizes continued responsibilities associated with temporary exports so that Company products are effectively monitored.

          Finally, the Company has hired a new manager with oversight over these issues and has overhauled its processes and procedures relating to the controls and tracking of temporary exports such as the night vision equipment. ITT has established centralized and automated processes and procedures for monitoring these exports with specific personnel in positions of accountability. These new processes, procedures and clearer responsibilities for personnel will ensure that similar issues do not recur.

Attached to the Final Disclosure was a certification signed by an ITT NV manager who was designated as a person authorized by ITT NV to sign for ITT NV, stating that "all of the representations made in connection with the voluntary disclosure are true and correct to the best of the Company's knowledge and belief." A chart listing the lost night vision equipment and the "Recovery status" of the equipment was also attached.

     The combination of the April 13, 2000 Preliminary Disclosure and the May 19, 2000 Final Disclosure was intended by the outside attorneys and counsel for ITT Defense to create the impression in the minds of the decision makers within the U.S. Department of State that ITT "recently discovered" that it had violated the terms of a number of temporary export licenses and that "[u]pon realizing that it had a compliance issue with respect to these temporary exports," ITT NV immediately addressed the issue and did all it could to mitigate the violations and make sure that the problem was addressed. The impression of recent discovery followed by swift corrective action was subsequently re-enforced by ITT NV's repeated references to the two disclosure letters in ongoing correspondence and negotiations with the U.S. Department of State.

     Ultimately the U.S. Department of State elected, in part in reliance on the impressions created by the disclosure letters, not to refer the ITT NV consignment issue to the U.S. Department of Justice for investigation. Instead, the U.S. Department of State allowed ITT to combine the consignment violations with two other sets of serious export compliance violations into a single civil consent agreement that was executed on October 25, 2004. While under the terms of the consent agreement ITT was required to pay an eight million dollar monetary penalty, ITT did not have to admit any wrongdoing and avoided the major impact of a prospective debarment from obtaining future export licenses from the U.S. Department of State.(2) In addition, ITT obtained the agreement of the U.S. Department of State that ITT "has disclosed voluntarily all information concerning the facts and circumstances of the alleged violations to the Department and has fully cooperated with the Department." The reality, however, was just the opposite. As the government's subsequent investigation would establish, counsel for ITT Defense and the outside attorneys intentionally withheld material facts, information and circumstances about the consignment violations from the U.S. Department of State in an effort to limit the potential penalties and consequences that might be imposed by the government.

     The provisions of the ITAR encourage the voluntary self-disclosure of violations. The ITAR specifically states that:

     "The Department [of State] strongly encourages the disclosure of information to the Directorate of Defense Trade Controls by persons, firms or any organization that believe they may have violated any export control provision of the Arms Export Control Act, or any regulation, order, license, or other authorization issued under the authority of the Arms Export Control Act. Voluntary self-disclosure may be considered a mitigating factor in determining the administrative penalties, if any,

____________________

     (2) Pursuant to the ITAR, the U.S. Department of State has the ability to prohibit or "bar" a company "from participating directly or indirectly in the export of defense articles." An administrative bar may be put in place where the violation(s) committed by the company reasonably demonstrates that the company cannot be relied upon to follow the rules in the future. A company must be barred where it has been convicted of certain specified criminal offenses.

     that should be imposed by the Department [of State]. Failure to report such violation(s) may result in circumstances detrimental to U.S. national security and foreign policy interests and will be an adverse factor in determining the appropriate disposition of such violations."

By stating that ITT NV "recently discovered" the consignment violations in the Preliminary Disclosure, the outside attorneys and counsel for ITT Defense created the impression that ITT NV had complied with the provisions of the ITAR by reporting the consignment license violations near the time of their discovery.(3)

     During the course of the government's criminal investigation into ITT NV's export compliance violations, however, the government learned that not only had ITT NV not discovered the consignment license violations near the time of the April 13, 2000 Preliminary Disclosure, but that a number of ITT NV employees and managers were actually aware of some of the consignment license violations since at least the mid-1990's. In fact, by March 17, 1998, more than two years before the submission of the April 13, 2000 Preliminary Disclosure, an extensive and detailed list of "PAST DUE CONSIGNMENT EQUIPMENT" had already been compiled and circulated to at least twenty seven ITT NV managers and employees from most of the major departments within ITT NV. A second memorandum dated April 28, 1998 containing a list of thirty five specific consignments of night vision equipment that had not been returned prior to the expiration of their temporary export license was also widely circulated within ITT NV. Some of the consignment licenses listed in this memorandum had expired as far back as November 1990.

     The government also learned that ITT NV managers and counsel for ITT Defense were discussing the issue of whether and when to disclose the consignment license violations to the government as far back as at least the summer of 1999. Despite the knowledge that the ITAR states that, "Any person or firm wanting to disclose information that constitutes a voluntary self-disclosure should ... initially notify the Directorate of Defense Trade Controls as soon as possible after violation(s) are discovered and then conduct a thorough review of all export related transactions where violation(s) are suspected," the evidence obtained by the government established that the outside attorneys and counsel for ITT Defense intentionally

___________________

     (3) Webster's Dictionary defines "recent" as something "happening at a time just before the present."

delayed the disclosure of the violations until they had completed their investigation.

     The government further discovered during its investigation that counsel for ITT Defense was specifically informed during a meeting in March of 2000 that ITT NV employees were aware of the consignment license violations at least as early as March 17, 1998. Despite being in possession of this information, counsel for ITT Defense did not correct the false statement in the April 13, 2000 Preliminary Disclosure that ITT "recently discovered" the consignment licensing violations.

     During a subsequent meeting on April 17, 2000, to review a draft of the Final Disclosure dated April 14, 2000, counsel for ITT Defense, as well as the outside attorneys who were writing the disclosures, were specifically informed that ITT NV was aware of the consignment license violations since at least March 17, 1998. Only after ITT Defense's top export compliance manager argued that stating that ITT NV "recently discovered" the consignment license violations was false and misleading were the words "recently discovered" removed from the draft Final Disclosure Letter. Despite the fact that by April 17, 2000 the outside attorneys and counsel for ITT Defense knew that the "recently discovered" language that they used in their April 13, 2000 Preliminary Disclosure was false and misleading, no effort was ever made to inform the government that the use of the "recently discovered" language in the Preliminary Disclosure was false and misleading. In fact, the outside attorneys and counsel for ITT Defense specifically argued against telling the government about the March 17, 1998 discovery date. Even when ITT Defense's top export compliance manager argued that it was a material omission not to inform the government of the March 17,1998 discovery date, the evidence obtained by the government established that the outside attorneys continued to argue that ITT should not raise the issue since "no matter how you slice it" the failure to disclose the consignment license violations for years after the discovery of the violations would make ITT look really "sloppy." ITT never disclosed the March 17, 1998 discovery date to the U.S. Department of State nor the fact that the "recently discovered" language in the Preliminary Disclosure was false and misleading.

     The government's criminal investigation also revealed that ITT's statement in the Final Disclosure Letter that "[u]pon realizing that it had a compliance issue with respect to these temporary exports, ITT took corrective action" described in the corrective action section of the Final Disclosure was false and misleading. In fact, few, if any, of the corrective actions set forth in the Final Disclosure letter took place at the time ITT realized that it had a "compliance issue with respect to these temporary exports" in the mid- 1990's or even by the March 17, 1998 memorandum listing the "PAST DUE CONSIGNMENT EQUIPMENT." Despite the fact that many people at ITT NV were aware of the consignment license violations by at least March 17, 1998, virtually no significant corrective action was undertaken until the summer of 1999. In the summer of 1999 a small group of ITT NV employees were given the task of attempting to find and recover the missing night vision equipment. These employees were hampered in their recovery efforts, however, by a lack of meaningful resources and support. All the other "corrective actions" listed in the Final Disclosure Letter did not take place, if they took place at all, until very near the time of the filing of the disclosure letters in April-May 2000.

     For example, the Export License Manager referred to in the Final Disclosure Letter as part of the solution to "ensure that similar issues do not recur" was not hired until May 2000. Even when he was hired he was given virtually no resources to accomplish the mission of export compliance. In fact, the one requirement that he insisted upon when he was hired was that he report directly to the ITT NV General Manager so that he could bring his concerns directly to someone who had the power to make changes and provide the required resources. Not long after he started reporting in writing a wide variety of serious export compliance problems, however, the Export License Manager was informed that he would no longer report to the ITT NV General Manager. Shortly thereafter, on June 27, 2000, the Export License Manager submitted a written resignation. In his resignation letter, the Export License Manager wrote, in part:

     I wanted to work with Night Vision as I thought that I could make a difference and help the company. After seven weeks, it has become apparent that this is not the case. I knew when accepting the job that Night Vision had many problems, but as things have now turned out the problems are greater than anyone could imagine.

     Finally, the government also learned during its criminal investigation that ITT Night Vision presented false and misleading information in the chart of "Non- Recoverable, Consigned Equipment" (the chart) that was attached to the Final Disclosure. When an ITT NV manager submitted the chart to the outside attorneys and counsel for ITT Defense, the chart contained an entry that explained that one set of night vision goggles was not recoverable because "[w]hen shown to the Minister of Defense he took it as a gift." When the Final Disclosure Letter was submitted to the U.S. Department of State the chart referred to the same set of night vision goggles as "unrecoverable" without any explanation that these goggles had been taken by a high level minister of a foreign government. ITT's representation that the goggle was not recoverable was false and misleading since no effort was ever made to recover this night vision goggle from the Minister of Defense for fear of offending a significant potential customer.

3.   Export Violations Relating to a Singapore Company

     Since the 1980's ITT NV has purchased almost all of its night vision optical assemblies for use in U.S. military night vision devises from a company located in Singapore (hereinafter "Singapore Company"). Throughout the course of the relationship, ITT NV worked collaboratively with the Singapore Company on a wide variety of different optical designs for U.S. military night vision devises. In specific, ITT NV routinely provided export controlled technical specifications and drawings for U.S. military night vision devises to the Singapore Company. The Singapore Company in turn took ITT NV's export controlled specifications and drawings and worked together with ITT NV engineers on the optical and related mechanical designs for these U.S. military night vision devises. After the production and testing of the prototype optical assemblies, ITT NV purchased the finished optical assemblies for the U.S. military night vision devices from the Singapore Company.

     A.   Pre-September 2000 Export Violations

     Despite knowing that the transfer of export controlled technical data including specifications and drawings was illegal without a specific export license issued by the U.S. Department of State, ITT failed to obtain any export license authorizing the transfer of technical data from ITT NV to the Singapore Company until October 24, 1994. Between October 24, 1994 and April 2, 1999, ITT NV submitted applications for and obtained three limited export licenses (DSP-5 License for Permanent Export of Unclassified Technical Data) permitting the transfer of a list of specifically identified export controlled drawings. In submitting the applications for these licenses, ITT violated the law by falsely claiming that the shipment of the drawings listed in the licenses was a "completely new shipment" when in fact ITT NV had illegally transferred many of the same drawings to the Singapore Company before the license applications were even submitted.

     Even after ITT NV obtained the three specific export licenses, ITT NV continued to violate the law by transferring to the Singapore Company export controlled technical data not covered by the limited export licenses. In addition, ITT NV violated the restrictions and provisos placed upon the licenses by the U.S. Department of State. For example, the licenses limited the exports to "build to print" technical data. Pursuant to the ITAR,

     "build to print means producing an end item (i.e. system, sub-system or component) from technical drawings and specifications (which contain no process or know-how information) without the need for additional technical assistance. Build-to-print does not include the release of any information which discloses design methodology, engineering analysis, detailed process information or manufacturing know-how."

As discussed above, throughout the relationship between ITT NV and the Singapore Company the two companies worked collaboratively to design and manufacture night vision optical assemblies. The nature of the relationship between the companies exceeded the limited "build-to-print" relationship that was authorized by the licenses. Two of the Export licenses also required ITT NV to execute purchase orders with the Singapore Company that contained detailed and specific limitations regarding what the Singapore Company could and could not do with the sensitive documents transferred under the export licenses prior to procuring any product from the Singapore Company. A copy of each of the purchase orders containing the specified limitations was also required to be filed with the U.S. Department of State prior to the procurement of any product from the Singapore Company. Despite the fact that ITT NV procured tens of millions of dollars of products from the Singapore Company during the time when the licenses were in effect, ITT NV failed to include the required statements of limitations in any of their purchase orders from the Singapore Company and ITT NV failed to file any of the purchase orders with the U.S. Department of State as required.

     By the early part of 2000, a number of ITT NV employees and managers were aware that ITT NV was violating the ITAR by exporting controlled documents, services and information to the Singapore Company without a license and by violating the limitations of the export licenses that had been obtained. In the face of the impending disclosure of the ITAR consignment license violations to the U.S. Department of State (discussed above in Section 2), ITT NV decided that ITT NV should seek approval from the U.S. Department of State for a Technical Assistance Agreement (hereinafter "TAA") that would allow ITT NV to share certain specifically identified export controlled technical data and services with the Singapore Company. In March of 2000 an ITT NV employee was given the task of preparing a draft ITT NV/Singapore TAA for submission to the U.S. Department of State. When this ITT NV employee asked the ITT NV manager (hereinafter "Manager B") who was the main ITT NV contact with the Singapore Company, why they were only now applying for a TAA after twenty years of dealing with the Singapore Company, Manager B stated that it was because of "the recent heightened controls." Manager B went on to state that while there had been "some specific licenses in the past for specific drawings," "for any updates or apparently continuing interchange of information, there has been nothing in place and the licenses have not been updated." Manager B also indicated that "there had been specific requirements on the previous licenses ... that had not been followed."

     After learning this information, the ITT NV employee alerted higher level ITT personnel at ITT Defense, including counsel for ITT Defense. Despite the ITT NV employee's alert about the export violations involving the Singapore Company, legal counsel for ITT defense decided that ITT was "not in a position to make a disclosure about this issue" given the fact that ITT was about to disclose numerous ITAR consignment license violations. ITT elected not to inform the U.S. Department of State of the export violations involving the Singapore Company. In fact, it was not until 2004 when ITT was preparing to reveal a series of export violations relating to the ITT NV/Singapore Company TAA that ITT gave the government a hint of the export violations involving the Singapore Company discussed above. The full extent of the export violations was only revealed during the government's criminal investigation.

     B.   Post-September 2000 Export Violations

     In order to ensure that the U.S. Department of State has an unambiguous understanding of what a party applying for a TAA wishes to export, the ITAR specifically requires that a TAA provide information "in terms which are as precise as possible" and that all defense articles, including technical data (drawings, specifications, etc.) to be exported be "described by military nomenclature, contract number, National Stock number, nameplate data, or other specific information."

     To further ensure that the U.S. Department of State has a clear understanding of what a party applying for a TAA wishes to export, the ITAR also requires that an applicant make a statement in the transmittal letter accompanying the TAA "identifying the U.S. Government contract under which the equipment or technical data was generated, improved, or developed and supplied to the U.S. Government, and whether the equipment or technical data was derived from any bid or other proposal to the U.S. Government."

     In preparing a draft of the TAA, ITT NV employees put together an Annex ("TAA Annex") to be attached to the TAA that contained a list of specific drawings and specification numbers for the documents they wished to export to the Singapore Company pursuant to the anticipated TAA. Significant efforts were made to ensure that the TAA Annex was as complete as possible since the ITT NV employees and manager involved in the drafting of the TAA Annex understood that only documents specifically listed in the application and updates/revisions to the listed documents would be able to be exported pursuant to the TAA if it was approved as submitted. ITT NV also reassured the government in the first paragraph of the TAA that the technical data that would be sent to the Singapore Company pursuant to the TAA would be limited to the documents specifically listed in the TAA by identifying the "PRODUCTS" that the TAA was to cover by general name and by instructing the reader to "[s]ee Annex I for these items and associated part numbers." A copy of each of the specifically identified drawings and specifications listed in the TAA Annex was also attached to the TAA for review when it was submitted to the U.S. Department of State for approval on May 10,2000.

     ITT NV also made it clear that the documents that would be transferred to the Singapore Company pursuant to the TAA were limited to specific night vision systems. At the time of the drafting of the TAA the PVS/7, the PVS/14 and the ANVIS night vision systems constituted the bulk of the business between ITT NV and the Singapore Company. All of the documents listed in the TAA Annex related to these three night vision systems. The understanding that the TAA was limited to these three systems was specifically asserted in the TAA transmittal letter when ITT NV, in compliance with the dictates of the ITAR, specifically identified the government contract for the purchase of these night vision systems as the production contract under which the technical data to be transferred to the Singapore Company was "generated." ITT NV did not mention any other government contract or bid proposal.

     Finally, in the TAA Annex, ITT NV further made clear that it was requesting permission for a limited "build-to-print" type of the relationship with the Singapore Company. The TAA Annex specifically stated:

     During the performance of this TAA, ITT will provide ... [the Singapore Company] with mechanical dimensions and optical performance data only. No manufacturing or process data will be provided to ... [the Singapore Company] under the TAA. [the Singapore Company] ... will utilize their existing manufacturing capability to manufacture optical lenses and systems to meet the ITT mechanical, performance and dimensional drawings and technical data provided to ... [the Singapore Company] under the agreement.

     After reviewing the ITT NV/Singapore Company TAA request, the U.S. Department of State approved the TAA in a letter dated September 11, 2000 (approval limitation letter). The approval limitation letter set forth a series of very restrictive limiting provisos. Among the more restrictive provisos imposed were provisos 5,6 and 7, which provided:

      Proviso 5.     Shipment of hardware against this agreement under
                     the provisions of ... [the ITAR exceptions] or by separate license (i.e. DSP-5) is not authorized.
                     Hardware shipment may take place only after the Department of State approves an amendment to the agreement.

      Proviso 6.     Manufacturing technology, systems optimization/
                     integration know-how, or design know-how must not be released or offered.

      Proviso17.     Production not authorized without an approved
                     manufacturing license agreement.

The U.S. Department of State specifically added these restrictive provisos in an attempt to limit what ITT NV could do under the TAA because of the sensitive night vision lens technology involved and in recognition that Singapore was a well known conduit for military technology being channeled to the Peoples' Republic of China, a prohibited destination. The expectation of the U.S. Department of State was that

ITTNV would share the documents listed in the TAA Annex, explore the possibility of a limited relationship, and then come back to the U.S. State Department for additional approvals if ITT NV wished to do any of the activities forbidden under provisos 5, 6, and 7.

     After receiving the U.S. Department of State approval limitation letter, an ITT NV Manager signed the TAA on behalf of ITT on September 18, 2000. Once he received a copy of the signed TAA and the approval/limitation letter, the Managing Director of the Singapore Company also signed the TAA on September 22, 2000. With the approval limitation letter in place and the signatures of both parties, the TAA became effective on September 22, 2000.

     Despite the limitations within the TAA and the restrictions placed on the TAA discussed above, ITT NV ignored these limitations and restrictions. ITT NV continued to export controlled drawings and specifications to the Singapore Company that were not covered by the TAA or any export license. ITT NV also continued to engage in a collaborative design relationship that far exceeded that which was authorized by the TAA. ITT NV also violated the TAA provisos by shipping hardware to the Singapore Company and by producing millions of dollars of product without authority. In a letter dated December 19, 2003, ITT eventually admitted to the U.S. Department of State that it had been in production for years with the Singapore Company in violation of Proviso 7 of the TAA. The letter went on to state that unless Proviso 7 was lifted, ITT would not be able to supply night vision goggles to the military. In recognition of the military's need for night vision equipment during an ongoing war, the U.S. Department of State lifted Proviso 7, but reasserted all other limitations and provisos.

4. Illegal Export of U.S. Classified Information & Export Violations Relating to the Light Interference Filter

     A. Background

     As stated above, night vision technology is critical to the U.S. military's war fighting capabilities. Having the most capable night visions systems gives United States service members a critical battlefield advantage over the enemies of the United States. In order to preserve this advantage, the U.S. military pays close attention to weapons that might damage, degrade or destroy night vision equipment on the battlefield. One of the battlefield threats to night vision equipment is laser weapons. Certain laser weapons are capable of damaging, degrading or destroying night vision equipment. In order to prevent damage or destruction that could leave a pilot or soldier night blind at a critical moment, the U.S. military has developed laser countermeasures. One of these countermeasures is an optical addition to night vision equipment called a light interference filter (hereinafter "LIF"). The LIF is composed of an underlying glass lens (hereinafter "substrate lens") coated with a series of specialized coatings that is mounted in a metal housing.

     Because of the critical nature of the LIF and the sensitivity of the technology involved, the government classified certain portions of the written specification for the LIF as "Secret." The classified LIF specification is so sensitive that it is not only classified as "Secret" but pursuant to the March 7, 2000 "Security Classification Guide for Laser Protection Material," it was also given the special designation "NOFORN." The "NOFORN" designation means that the classified LIF specification cannot be shared with any foreign country, even the closest military allies of the United States. In addition to the classified LIF specification, all LIF drawings are export controlled and may not be exported without a license issued by the U.S. Department of State.

     Even if the classified LIF specification did not carry a "No Foreign" designation that prevented its export to any foreign country, obtaining the necessary verification of clearance and proper government authorizations for an export of classified material is a lengthy and detailed process. This lengthy and detailed process is necessary to prevent the damage to national security that will likely occur from a disclosure to an unauthorized or uncleared foreign person or entity. The specific requirements of the National Industrial Security Program Operating Manuel (hereinafter "NISPOM") and the ITAR must be followed. At a minimum, the following basic steps must be taken prior to the export of any classified document to a foreign person or entity:

     1. Contact the U.S. Department of Defense, Defense Security Service Industrial Security Representative (hereinafter "DSS ISR") and inform him/her of the desire to export classified material.

     2.   Verify with the DSS ISR the proper procedures to follow.

     3. Review the most up to date Security Classification Guide (hereinafter "DD 254") for the classified material in order to verify the level of classification and to determine if there are any special limitations.

     4. Contact the Government Contracting Activity (hereinafter "GCA") to obtain the agreement and approval of the GCA to export the classified material to the proposed foreign recipient.

     5. Contact the Cognizant Security Agency (hereinafter "CSA") "at the earliest possible stage in deliberations that will lead to the international transfer of classified material." Obtain the agreement and written approval of the CSA to export the classified material to the proposed foreign recipient.

     6. Contact the Defense Industrial Security Clearance Office (hereinafter "DISCO") to obtain written verification that the intended foreign recipient has the proper clearance, classified storage capability, and classified handling procedures in place.

     7. Submit an application to export classified data to the U.S. Department of State, Office of Defense Trade Controls (hereinafter "ODTC"), for approval. Obtain written approval and limitations from the ODTC.

     8. Prepare written transmission instructions for the export of the classified materials. Submit the transmission instructions to the CSA for approval.

     9. Coordinate with the CSA the identification of the designated government representative (hereinafter "DGR") for the U.S. and the DGR for the government of the country of the intended foreign recipient who will carry out the required government-to-government transfer of the classified materials.

     10. Prepare the necessary paperwork and packaging for visual review and verification by the United States DGR prior to export.

If the proceeding steps have been carried out and all necessary coordination, verifications and authorizations have been obtained, a foreign shipment of classified information may only take place through government-to-government channels. Throughout the entire government-to-government export process, a continuous chain of receipts reflecting all transfers must be meticulously maintained.

     B. Illegal Export of Controlled LIF Drawings

     In 1999 the LIFs for ITT NV's equipment were manufactured by an American company located in California (California Company), under a sub-contract with ITT NV. In an effort to reduce its costs, an ITT NV Manager B applied pressure to the California Company to lower the price of the LIF. In response, the California Company explored the possibility of using a company located in the People's Republic of China to manufacture the substrate lens for the LIF. On July 23, 1999, the California Company applied for an export license to send the drawing for the LIF substrate lens to a company located in Shanghai, People's Republic of China. The California Company's license request was rejected on August 16, 1999 by the U.S. Department of State for reasons of "National Security" since "China is a prohibited destination pursuant to International Traffic in Arms Regulations." On February 17, 2000, an employee of the California Company, sent Manager B an e-mail stating that one of the main reasons that the California Company was having problems meeting their "target price" was that the California Company had been denied the right to manufacture the LIF substrate lens "off-shore." The license application and the U.S. Department of State letter denying the California Company's request to manufacture the LIF substrate lens in the People's Republic of China were faxed to Manager B on February 24, 2000.

     Manager B subsequently recommended that the California Company explore using the Singapore Company to manufacture the LIF substrate lens. In response, a California Company employee sent an e-mail to the Singapore Company to obtain a price quote from the Singapore Company. Not realizing that the request had originated with ITT NV, the Singapore Company declined to provide a quote for the manufacture of the LIF substrate lens because their "capacity" was "fully over loaded." After being notified that the Singapore Company declined to provide a quote, the Manager B sent the following e-mail to a high level manager at the Singapore Company on February 28, 2000:

     Dear [],
     I have asked for improved pricing from [California Company] on our

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

     (government classified) Light Interference (sic) Filter (LIF). They said they would need to source the blank glass off shore and did not know a source. I suggested that [the Singapore Company] would be a good source for about 5000 pieces per month of the below glass. I was both surprised and disappointed to see that you were to busy to take on more business!? I thought that this was something that would be good for you in either Singapore or in one of your other facilities (China). Is there some other reason for your decision? I would have offered [the Singapore Company] the opportunity to quote the whole LIF assembly but, because the coating is US Government Classified it can not go off-shore. Please review this and let me know. (emphasis added)

The Singapore Company immediately responded that since this was really a project for ITT NV they could "take on more job." The Singapore Company subsequently provide the California Company with a favorable quote for the manufacture of the LIF substrate lens.

     Despite receiving a favorable quote from the Singapore Company, the California Company notified the Manager B on March 27, 2000 that the "financial performance" of the LIF manufacturing program was "very, very poor" and that the California Company would need to increase the price the California Company charged ITT NV for the LIF. The California Company also stated that they would understand if ITT NV decided to get another supplier for the LIF. On August 17, 2000, Manager B informed the California Company that ITT NV was exploring other suppliers and that they had gotten a favorable quote from another company. On October 9, 2000, the California Company informed Manager B that the California Company was probably going to transfer all its "coating work" to their facility in the United Kingdom. After discussing and agreeing that the classified specification for the LIF could not be transferred to the facility located in the United Kingdom, Manager B indicated that ITT NV would probably "want to do a last-buy to cover their future needs." On October 16, 2000, the California Company sent Manager B an e-mail confirming that the California Company had decided to transfer the coating business to their facility in the United Kingdom and that the California Company needed to know "ASAP" the "quantities and time-frame" for a "last-and-final buy from the California Company." The e-mail also stated that, "Your [LIF] coating, being classified, can't be transferred as we recently discussed." In response, on

October 18, 2000, Manager B told the California Company that ITT NV wanted to "add-on 4,000 additional pieces to their Dec. Delivery as their last-and-final buy." When the California Company informed ITT NV on November 6, 2000 that the price for the add-on to the "last-and-final" buy was "$120K more than they would have paid with our old price," Manager B asked for "30 days to see if they can get someone else to take up this program since they are ultimately going to have to get someone to do it anyway." Manager B also indicated that they had gotten quotes from two other companies for the manufacture the LIF.

     Despite the fact that ITT NV had received quotes for the production of the LIF from other companies, by the end of March 2001 Manager B had still not arranged for a replacement for the California Company. Manager B's delay in identifying a new manufacturer of the LIFs was quickly building to a crisis. As Manager B explained in an e-mail to the Singapore Company on April 1, 2001, "[t]his issue is becoming critical for me. I will need new parts by June-July timeframe (sic). My third new source just quoted me (after a month delay) with a 10 month lead time." In fact, the crisis became so acute that by the end of May 2001 ITT NV had to ask the U.S. Army for permission to temporarily store night vision equipment intended for delivery to the U.S. Army in a warehouse until ITT NV was able to supply the required LIFs.

     Despite being fully aware that the classified specification for the LIF could not be exported, in his April 1, 2001 e-mail Manager B also asked whether the Singapore Company could manufacture the LIF for ITT NV. In his effort to find a new manufacturer for the LIF, Manager B ignored the requirements of the ITAR and illegally sent to the Singapore Company by facsimile "a drawing package" for the LIF without obtaining a license from the U.S. Department of State or notifying anyone in the U.S. Government. When he illegally exported these controlled LIF drawings to the Singapore Company, Manager B made no effort to ensure that the Singapore Company was aware of the sensitive nature of drawings or the precautions the Singapore Company should take in handling these drawings. On April 3, 2001, Manager B once again intentionally violated the law by electronically exporting to the Singapore Company by e-mail additional export controlled LIF drawings without obtaining an export license from the U.S. Department of State. Once again Manager B made no effort to ensure that the Singapore Company was aware of the sensitive nature of drawings or the precautions the Singapore Company should take in handling these drawings.

     C.   Illegal Production of the LIF Substrate in the People's Republic of
          China

     Upon receipt of the LIF drawings package, the Singapore Company personnel prepared an export controlled derivative LIF drawing based upon the LIF drawings Manager B had illegally exported. Given that Manager B had made it quite clear that the cost of the LIF had to be "very competitive" and since he had previously recommended that the Singapore Company use one of its "facilities" located in "China", the Singapore Company's personnel exported the controlled derivative drawing to an optics company, located in the Peoples Republic of China, a prohibited ITAR destination. The Singapore Company also issued a purchase order for the production of thousands of LIF substrates. With the export controlled derivative LIF substrate drawing and the purchase order in hand, the Chinese optics company quickly began production of the LIF substrates. Ultimately, the Chinese optics company illegally manufactured thousands of the LIF substrate lenses.

     While arranging for the production of the LIF substrate, Manager B also turned his attention to the issue of coating the LIF substrates. Since the Singapore Company was not capable of doing the coating work, Manager B, at the suggestion of the Singapore Company, turned to a sister company of the Singapore Company, located in the United Kingdom (hereinafter "UK Company"), to do the LIF coating work. Since a copy of the export controlled LIF drawing had already been illegally sent to UK Company by the Singapore Company, Manager B turned his attention to providing a copy of the classified LIF specification to the UK Company.

     D.   Illegal Export of the Classified LIF Specification

     On April 2, 2001, the Manager B sent an e-mail to another manager at ITT NV explaining the problems he was having with finding a new supplier for the LIF. In his e-mail Manager B explained that the "LIF specification is very demanding and worse, it is a classified specification which prevents us from going to off-shore coating suppliers." In response the other manager contacted a government employee who worked at the U.S. Army Night Vision lab to see if there was any way that ITT NV might be able to use an "off-shore coating supplier." On April 6, 2001, the other manager informed Manager B and others at ITT NV that the government employee he contacted stated that using an "off-shore" coating supplier would be "a long road or to tough to do." Despite his knowledge that the classified LIF specification could not go to an "off-shore coating supplier," that it could not go to the United Kingdom in specific, and that any attempt to get the government's permission to go "off-shore" would be "a long road or to tough to do," on April 6, 2001 Manager B sent an e-mail to the Singapore Company asking for the "name and e-mail/telephone # of the security officer" at their sister company in the United Kingdom so that he could "expedite the transfer of the [classified LIF] specification" to the UK Company.

     In order to obtain a copy of the classified LIF specification, Manager B contacted another ITT NV manager (hereinafter "Manager C") who had access to the classified LIF specification. After explaining to Manager C the pressing need to send the classified LIF specification to the UK Company, Manager C made an effort to locate a copy of the classified LIF specification. When he was unable to find a copy of the classified LIF specification in the ITT NV classified safe or elsewhere, Manager C contacted the U.S. Army to obtain a new copy. During his contact with the U.S. Army, Manager C made no mention of the fact that ITT NV intended to export the classified LIF specification to the United Kingdom. In response, a copy of the classified LIF specification was sent by the U.S. Army to ITT NV on April 5, 2001.

     In addition to obtaining a copy of the classified LIF specification, Manager C also contacted ITT NV's government Defense Security Service Industrial Security Representative (hereinafter "DSS ISR") to obtain a contact number for the Defense Industrial Security Clearance Office (hereinafter "DISCO"). On April 9, 2001 ITT NV's DSS ISR sent Manager C the requested contact numbers for DISCO. Despite the fact that Manager C and ITT NV's DSS ISR worked with each other routinely and would have been the primary government person to consult about transferring classified information to foreigners, Manager C never mentioned that ITT NV was intending to export the classified LIF specification to the United Kingdom. On April 10, 2001, without the knowledge of ITT NV's DSS ISR, Manager C contacted the section of DISCO responsible for confirming whether a foreign company or person has a security clearance and asked whether the UK Company located at a specific address in the United Kingdom, had a security clearance. In addition, at the request of Manager B, Manager C also contacted the security supervisor for the UK Company on April 10, 2001 to "verify the clearance level of your facility."

     On April 17, 2001, the UK Company sent an e-mail to Manager C informing him that they had not been able to find a copy of the classified LIF specification anywhere and instructing him to send the classified LIF specification to their sister company at a different address in the United Kingdom, since "[t]hey are cleared to receive classified materials." Manager C forwarded this e-mail to Manager B. Manager C also informed Manager B that after he received the UK Company's e-mail he contacted DISCO to determine the status of his request to verify the clearance of the UK Company. Manager C further informed Manager B that the government had "just received appropriate documentation per our request and are currently confirming." Manager C concluded that it "[m]ay be a day or so before I have official confirmation" by "fax." On April 18, 2001, DISCO sent a fax to Manager C informing him that a sister company at a different address in the United Kingdom had a "SECRET/NATO SECRET" clearance. The April 18, 2001 DISCO fax did not indicate that the UK Company had any type of clearance.

     Despite the fact that (1) ITT NV had not obtained permission from the government to send the classified LIF specification to the UK Company or any foreign entity or person, (2) ITT NV had not received any verification from the government that the UK Company had an appropriate clearance, (3) both the UK Company and DISCO had indirectly told ITT NV that the UK Company was not a cleared facility, (4) ITT NV had not obtained a license from the U.S. Department of State to export the classified LIF specification to the UK Company and (5) ITT NV had been specifically instructed by the UK Company to send the classified LIF specification to the UK Company's sister company at a different address, on April 18, 2001 Manager C, at the direction Manager B, illegally sent through the U.S. mail, in blatant violation of the NISPOM and the ITAR, the classified LIF specification to the UK Company, a facility without any clearance or authority to receive any U.S. classified information.

     E.   Illegal Production of the LIFs

     On April 25,2001, the managing director of the UK Company sent an e-mail to Manager B stating that the UK Company had not yet received the classified LIF specification and that he was "concerned that it may be lost in either the US or UK postal system." On April 26, 2001, the UK Company received the classified LIF specification through the UK postal system. Upon realizing that ITT NV had sent the classified LIF specification to an uncleared facility, the managing director of the UK Company contacted Manager B and informed him that he sent the classified LIF specification to an uncleared facility. When the managing director of the UK

Company asked Manager B what he wanted him to do next, Manager B instructed him to open the package containing the classified LIF specification and prepare the requested price quotation for the manufacture of the LIFs.

     On May 22, 2001, after a number of uncleared UK Company employees reviewed the classified LIF specification, the UK Company's General Manager sent Manager B a price quotation for the manufacture of the LIFs for delivery starting in "late June/early July dependent on [UK] export license approval." After receiving the UK Company's price quotation, Manager B sent an e-mail on May 31, 2001 to the UK Company stating that "[a]t this time we are planning on buying 24,000 pieces at 2000 per month with deliveries the first of each month. We will need the first production units for our August deliveries. We will need them here in time to complete the final assembly. I am hoping to be able to get your first article samples this month." On June 11, 2001, the UK Company's general manager sent an e-mail to the ITT NV Purchasing Manager stating that the UK Company should have 20 LIFs ready to ship to ITT NV "this month."

     Despite the fact that the LIF substrates and the coated LIFs were well along the way to production, Manager B did not initiate any internal requests for the required export license applications with ITT NV's export control personnel until May 24, 2001. On May 24, 2001, Manager B filled out an internal ITT NV form requesting, in part, a license to transmit to the UK Company some of the LIF drawings he previously sent to the Singapore Company. Manager B did not indicate that at least one of these drawings had already been sent to the UK Company by the Singapore Company and that the UK Company had used this drawing in preparing its price quotation. Manager B also lied on the internal ITT NV application when he stated that the UK Company had been "cleared to accept" the classified LIF specification "through the DSS." Finally, on June 8, 2001, Manager B was directly asked by an export compliance ITT NV employee about whether the Singapore Company would "have access to the [LIF] drawings at all?" She asked this question because she understood that if the Singapore Company had access to the LIF drawings then ITT NV "should list them on the license too." Despite the fact that Manager B had already illegally exported the same LIF substrate drawing to the Singapore Company without a license, he lied and told her that the Singapore Company would not have any access to the LIF drawings and therefore would not need to be listed on the license application.

     On June 12, 2001, ITT NV submitted to the U.S. Department of State a license application to export to the UK Company a LIF drawing (Drawing Number 273220). On the license application ITT NV falsely indicated that the shipment of the LIF drawing was a "completely new shipment." On August 7,2001, the U.S. Department of State rejected the license application. In rejecting the license application the U.S. Department of State stated:

     The drawing is of no value without specifications. The specifications are classified as "secret or foreign." Light interference filters are the critical technology for electro-optical countermeasures systems for USG military/national security night vision systems. You have not justified why you want to purchase these components from a foreign source. If ITT Night Vision wants to pursue this offshore procurement, ITT Night Vision should obtain the concurrence of the Army, especially the Night Vision Laboratory, before resubmitting.

Despite the fact that ITT NV had no export license in place to obtain LIFs from a foreign source and a license application was being submitted to the U.S. Department of State, on June 12, 2001, ITT NV issued a purchase order for 20 LIFs.

     On June 13, 2001, an ITT NV employee mentioned during a discussion with a U.S. Army Night Vision Lab employee that ITT NV was obtaining LIFs from a foreign source. When the government night vision employee inquired how ITT NV was able to do this since the classified LIF specification was designated "No Foreign," the ITT NV employee was unable to provide an answer. When DSS was informed of the compromise of classified information, the DSS ISR told Manager C to get the classified specification returned in a proper manner through government-to- government channels. On July 3, 2001, Manager C sent an email to the General Manager of the UK Company requesting the return of the classified LIF specification. The General Manager of the UK Company responded on July 4, 2001 that they would return the specification the same day. Instead of being returned properly through government-to-government channels, the classified LIF specification was improperly sent through the UK mail system to ITT NV. On July 17, 2001, Manager C signed a receipt for the return of the classified LIF specification.

         On August 22, 2001 and again on August 27, 2001, the U.S. Department of State issued a written demand that within thirty days ITT provide a wide variety of information about ITT NV's violations relating to the classified LIF specification compromise, including the return of "All technical data (classified and unclassified) and/or defense articles sent to the UK." Despite the U.S. Department of State's demand for the return of the classified LIF specification, ITT failed to return it within the thirty day time limit. In fact, on March 1, 2002, ITT NV informed the U.S. Department of State that ITT NV had turned over "all classified information requested." In light of this response, the government obtained a search warrant to search for a variety of evidence, including the missing classified LIF specification. On October 29, 2002, federal agents executed the search warrant. During the search of ITT NV's safe, the agents recovered the missing classified LIF specification that had been returned by the UK Company.

     In addition to failing to return the classified LIF specification, ITT NV continued to push forward with the illegal foreign production of LIFs even though ITT NV knew that the classified LIF specification had been illegally exported to the UK Company, even though the DSS ISR had demanded the immediate return of the classified LIF specification, even though the DSS ISR was conducting an investigation of the compromise of the classified information, and even though ITT NV had no export license for the foreign production of LIFs. For example, on July 6, 2001, ITT NV issued a second purchase order to the UK Company for the manufacture of 20,000 LIFs for delivery starting on August 1, 2001. Even when Manager B learned that the UK Company had illegally kept a copy of the classified LIF specification after they claimed that they returned it, Manager B continued to push forward with the manufacturing process and even provide direct assistance to the UK Company. For example, on July 30, 2001, the UK Company's Product Assurance Manager sent an e-mail to an ITT NV employee stating:

     Can you help to clear up one issue on the LIF filters. There is a discrepancy between the spherical power specification in the Mil spec and your drawing. As per the detail of the Mil spec this document should take precedence, however can you confirm that this is correct. Thank you for your assistance.

After obtaining the answer from Manager B, the ITT NV employee replied that "[t]he Mil. Spec. takes precedent." ITT NV never told the government that the UK Company retained a copy of the classified LIF specification, and the government has been unable to recover the copy made by the UK Company.

         It was not until August 9, 2001, that ITT NV asked the UK Company, at the specific direction of the government, to stop production of the LIFs. By August 9, 2001, the UK Company had delivered 20 completed LIFs to ITT NV, manufactured 518 LIFs that passed testing standards and generated a significant amount of new classified test data related to the testing of the LIFs. On February 6, 2002, ITT NV finally put the LIF purchase order on "hold indefinitely." By that time the UK Company had illegally produced at least one thousand coated LIF filters and the Singapore Company had manufactured in the Peoples Republic of China as many as twenty thousand LIF substrates. Many of these coated LIFs and LIF substrates have never been recovered.

     5.   Export Violations Relating to the Enhanced Night Vision Goggle system

     A. ENVG Background

     In July 2000, the U.S. Army awarded a development contract to ITT NV and several other U.S. defense contractors, to study what the next step forward should be in the area of helmet-borne night vision technology. In the study contract, the U.S. Army made clear that it was looking for a "[r]evolutionary approach (versus evolutionary)" toward the development of a night vision goggle that would replace the night vision goggles that were in production at that time. The contract was broken down into two phases. In phase one, ITT NV was obligated to produce a report that set forth and evaluated "conceptual designs" for an Enhanced Night Vision Goggle (ENVG). During phase two, ITT NV was to develop, build, and test "prototype ENVG units." Over the life of the initial development contract ITT NV was awarded $1,843,000.00 by the U.S. Army.

     At the conclusion of phase one of the initial development contract in December 2000, the U.S. Army evaluated the reports submitted and decided to move forward on a new "revolutionary" night vision goggle system. This new and revolutionary ENVG system would combine the strengths of night vision technology with the strengths of thermal imaging technology. By optically blending the two systems' visual images into one system and one image, the U.S. Army hoped to give U.S. soldiers a distinct visual advantage on the battlefield. If successfully developed, not only would U.S. soldiers be able to see in the dark, but they would also be able to see through smoke, clouds and other obscurants, an advantage that could mean the difference between life and death.

     B.   Pre-2004 Illegal ENVG Exports to Singapore

     In 2001 the U.S. Army moved forward with phase two of the development contract and requested the production of several different ENVG prototypes from several U.S. defense contractors, including ITTNV. To produce an ENVG prototype, ITT NV turned to the Singapore Company. The Singapore Company subsequently assigned a Singaporean optical designer to work on the ENVG project. Without obtaining any of the necessary export licenses, ITT NV and the Singapore Company began to work collaboratively on the design and development of the ENVG prototype. In jointly developing the ENVG prototype, ITT violated the ITAR by shipping export controlled drawings to the Singapore Company without obtaining the required export licenses. ITT NV even brought the Singapore Company's optical engineer to the United States to work side-by-side with his ITTNV counterpart inside ITT NV's facilities located in Roanoke, VA, without notifying or getting any type of approval from the U.S. Department of State.

     After conducting tests on the ENVG prototypes delivered by the defense contractors involved in the ENVG competition, the U.S. Army, toward the end of 2001, made a series of technology selections and awarded additional money through a second development contract for the development, production and testing of additional ENVG prototypes. ITT NV was given $1,204,000.00 by the U.S. Army pursuant to this second development contract. When the second ENVG development contract came to an end, ITT NV was given an additional $4,175,000.00 in 2003 pursuant to a third ENVG development contract. In total, ITT was given $7,232,000.00 by the U.S. Army during the developmental phase of the ENVG program.

     Since the optical engineer who had worked with ITT NV during the development of the first ITT NV ENVG prototype had left the employment of the Singapore Company during the summer of 2001, ITT NV turned to a group of optical designers employed by the Singapore Company to collaboratively work with the engineers at ITT NV on the development of the next ENVG prototype. Once again ITT NV failed to obtain the necessary export licenses from the U.S. Department of State. Among the Singapore Company's optical designers working collaboratively with ITT NV on the ENVG design and development were two optical designers who were citizens of the People's Republic of China, a prohibited destination for export controlled information. The optical designers from the People's Republic of China routinely had access to export controlled drawings and specifications until 2003 when they left Singapore and returned to the People's Republic of China. In addition, to their illegal collaborative work on the ENVG system, ITT NV routinely shipped export controlled ENVG drawings and specifications to the Singapore Company without a license issued by the U.S. Department of State throughout the developmental phase of the ENVG program. ITT NV's disregard of the ITAR during the development phase of the ENVG system was harmful to the interests of the United States since, as an ITT NV optical engineer stated in an e-mail discussing the need to protect the optical design of the ENVG system, "[b]y knowing the optical train of the ENVG ... they can determine how the whole system works."

     Despite the fact that some members of ITT NV management were aware that ITT NV was working collaboratively with and sharing export controlled drawings with the Singapore Company without an export license authorizing these exports, no effort to obtain a license was considered until September 2002. At the request of an ITT NV Manager (Manager D), ITT NV engineers prepared a draft of an amendment to the ITT NV/Singapore Company TAA for submission to the U.S. Department of State. The draft amendment listed twenty specific export controlled drawings by number that "ITT and [the Singapore Company] need to trade technical information on" that were not listed on the TAA Annex. Thirteen of the listed drawings related to night vision goggle systems in production and seven drawings related to ENVG "optical assemblies used on systems being developed." The draft amendment also made clear that ITT NV and the Singapore Company had worked collaboratively on the design of export controlled night vision optics "since the 1980's." Submission of the amendment would have informed the U.S. Department of State that not only was ITT NV illegally working with the Singapore Company on the design and development of the highly sensitive ENVG system, but that ITT NV had been illegally working with the Singapore Company and violating the law for more than twenty years. Given the potential implications of revealing this information to the U.S. Department of State, ITT NV never submitted the draft amendment

     In the summer of 2003, ITT NV became so concerned about their relationship with the Singapore Company that they decided to stop working with the Singapore Company on future ENVG designs. Instead, ITT NV began a search for a U.S. domestic partner with whom ITT NV could legally work on future ENVG designs. After a selection process, ITT NV selected an American company to take the Singapore Company's place in the design of future ENVG optics. The American

Company, with the assistance of other U.S. domestic companies, eventually redesigned the entire "optical train" for the ENVG system.

     By the end of 2003, the Manager D was openly telling other ITT NV employees that ITT NV did not have a license to export ENVG documents to the Singapore Company and that ITT NV needed to get an amendment to their existing technical assistance agreement if they wished to continue to "undertake detailed design collaborative efforts for ENVG optics." Since ITT NV needed to continue to work with the Singapore Company with regard to the production of the existing prototype ENVG design for delivery to the U.S. Army in July of 2004, Manager D once again asked an ITT NV engineer to draft an amendment to the existing ITT NV/Singapore Company TAA for submission to the U.S. Department of State. This amendment, like the previously drafted amendment, was never submitted because it would never have been approved by the U.S. Department of State. Despite the clear understanding that ITT did not have, a license to export ENVG drawings and specifications, Manager D continued to authorize ITT NV personnel to routinely export controlled drawings and specifications in violation of the ITAR. With the full knowledge of some members of ITT NV management, ITT NV personnel even went to the extreme of exporting to the Singapore Company on February 27, 2004, the most up-to-date export controlled ENVG performance specifications, including information related to the thermal optics, a highly sensitive part of the ENVG system that the Singapore Company never worked on. ITT NV elected to export these latest ENVG performance specifications to the Singapore Company so that the Singapore Company would be ready to assist ITT NV when it came time for the full production of the ENVG optical components and assemblies in 2006.

     C.   Post 2004 Illegal ENVG Exports to Singapore

     With the knowledge that ITT NV was routinely violating the requirements of the ITAR, in 2003, Manager D and other ITT NV mangers began looking for a way to get around sending export controlled ENVG technical data directly from ITT NV to the Singapore Company and shift the legal responsibility for the export of ITT NV's ENVG technical data to someone else. On February 23, 2004, Manager B, with the knowledge of Manager D, wrote an e-mail to the Singapore Company stating:

     I am sorry to say that I am extremely disappointed in the efforts so far to establish a domestic US operation and specifically to find an optical engineer. We are continuing to falter here in our efforts to re-design the ENVG optics while complying with US export regulations. This is forcing us to consider finding a US domestic source for ENVG optics and future optical assembly's.

Manager B went on to state that if the Singapore Company "... did find a domestic engineer, that person would have to be employed by a [Singapore Company Parent] ... division that was incorporated in the US (ie [...] Rochester). If the engineer were employed by ... [the Singapore Company] then they would be considered a foreign national no matter what their citizenship." In response, the Singapore Company hired an optical engineer who was a U.S. citizen (hereinafter "U.S. engineer") and attached him to a sister company located near Rochester, New York (hereinafter "Rochester Company"). The Singapore Company was willing to do this for ITT NV since ITT NV was the Singapore Company's largest customer. The loss of ITT NV's business to a domestic U.S. competitor, as Manager D threatened in his e-mail, would have had an enormous negative impact on the Singapore Company and its sister companies.

     On June 10, 2004, Manager B and Manager D met with the management of the Rochester Company and others to discuss shifting responsibility to the Rochester Company for the export of ITT NV ENVG technology to the Singapore Company. During the meeting, Manager D and Manager B explained that ITT NV was developing the "next generation" of night vision equipment called ENVG. Manager D went on to state that while ITT NV had a TAA with the Singapore Company, the TAA did not cover ENVG. Manager D also stated that ITT NV did not believe that the U.S. Department of State would approve an amendment to their TAA that would cover ENVG. Therefore, ITT NV proposed to share technical data related to the ENVG system with the U.S. optical engineer hired by the Singapore Company and attached to the Rochester Company. The Rochester Company would then be responsible for exporting any export controlled technical data to the Singapore Company. Manager B also made it clear that if the Rochester Company did not agree to their proposal, then ITT NV would take its business elsewhere. Despite the fact that the Rochester Company was not involved in the development or production of night vision equipment, that the Rochester Company had virtually no experience with the export of controlled technical data, and that the Rochester Company did not employ anyone who had even a basic working knowledge of the requirements of the ITAR, the Rochester Company ultimately agreed to ITT NV's proposal since ITT NV was such a critical customer.

     Prior to the June 10,2004 meeting, the Rochester Company submitted a request for a TAA between the Rochester Company and its sister company in Singapore (hereinafter "Rochester/Singapore TAA"). In their May 14, 2004 request, the Rochester Company applied for an export license to provide "services to design and develop optical components, optical assemblies, and opto-mechanical assemblies for use in defense products like night vision equipment." They further asked for permission for the Rochester Company to share their designs with the Singapore Company so that the Singapore Company could manufacture the Rochester Company's designs on a "build-to-print basis" in Singapore. On June 29, 2004, the U.S. Department of State approved the Rochester/Singapore TAA with a series of limitations. The Rochester/Singapore TAA went into effect on January 4, 2005, when the President of the Rochester Company signed the Rochester/Singapore TAA.

     After the Rochester/Singapore TAA went into effect, the U.S. engineer attached to the Rochester Company sent a copy of the Rochester/Singapore TAA, the TAA transmittal letter, the U.S. Department of State approval letter and other documents related to the Rochester/Singapore TAA to Manager D for his review. Despite the fact that Manager D knew that the technical data to be exported under a TAA must be specifically identified, despite the fact that the Rochester/Singapore TAA did not list any ENVG drawing or specification or even mention ENVG or ITT at all, and despite the fact that the Rochester/Singapore TAA transmittal letter never mentioned any of the ENVG contracts as contracts under which the technical data to be exported was developed, on February 2, 2005, Manager D sent an e-mail to Manager B, the U.S. engineer and others at ITT NV stating that he had reviewed the Rochester/Singapore TAA and that "the TAA appears to satisfy our requirements for establishing a U.S. sourced lens design operation to interface with ... [the Singapore Company] in Singapore (emphasis added)."

     In reliance on Manager D's e-mail, ITT NV engineers began to freely share export controlled ENVG technical data, including drawings and specifications, with the U.S engineer. The U.S. engineer soon learned that the ENVG optical designs that the Singapore Company previously worked on were obsolete and a new American Company had redesigned the ENVG optics. Despite the fact that the Rochester/Singapore TAA was limited to the export of designs created by the Rochester Company, the very first thing that ITT NV asked the U.S. engineer to export to the Singapore Company was an ITT specification and drawing for a "Special Night Vision Goggle" or "SNVG beam combiner for a manufacturing quote for up to 500 beam combiners in 2005 and for "10,000/year for 2006 and beyond." The ITT NV engineers made it clear that they did not want the U.S. engineer to work on the design or the drawing of the SNVG beam combiner. In fact, the U.S. engineer was not qualified to work on the design of a beam combiner. ITT NV merely wanted the U.S. engineer to act as a conduit for the export of ITT NV's "SNVG" beam combiner specifications and drawing. In order to hide the fact that the "SNVG" beam combiner specification and drawing was really the latest and most up-to-date specification and drawing for the ENVG beam combiner, an ITT NV engineer replaced all references in the ENVG beam combiner specification with the fictitious name, "Special Night Vision Goggle" or "SNVG prior to giving it to the U.S. engineer for export to the Singapore Company.

     Before exporting ITT's "SNVG" beam combiner specifications and drawing to the Singapore Company, the U.S. engineer decided to consult with Manager D. The U.S. engineer felt that he needed to consult Manager D since he had absolutely no experience with exporting controlled documents, and he had only two days of ITAR training from an introductory ITAR course. On March 1, 2005, after Manager D had given him specific permission to export the "SNVG" beam combiner specification and drawing, the U.S. engineer sent the "SNVG" export controlled documents by facsimile to the Singapore Company. In his transmittal letter to the Singapore Company, the U.S. engineer stated that he believed that "these updated requirements are for the ENVG and that the term "SNVG" was used as a decoy."

     ITT NV's use of a "decoy" specification was further illuminated in a subsequent conversation between Manager D and the U.S. engineer. On March 7, 2005, the U.S. engineer called Manager D to get his permission to export to the Singapore Company an electronic copy of the ENVG beam combiner drawing. During the course of the conversation, Manager D asked the U.S. engineer to remove all "ITT markings" from the ITT documents exported to the Singapore Company. Manager D explained that he wanted all references to ITT removed since "he prefers that TAAs be very specific, and ours [the Rochester/Singapore TAA] 1s not." After further discussion, Manager D backed away from his request to remove all ITT markings. Even with the full knowledge that the Rochester/Singapore TAA was not specific and did not permit the transmittal of ITT NV's export controlled ENVG drawings and specifications, Manager D still gave the U.S. engineer approval to send the electronic version of the export controlled ENVG beam combiner drawing to the Singapore Company.

     Throughout the rest of 2005, whenever the U.S. engineer was asked by ITT NV personnel to transmit export controlled ENVG drawings and specifications to the Singapore Company, he requested and received specific permission for the exports from Manager D or other ITT NV employees. With the blessing of Manager D, the U.S. engineer illegally exported without a license ITT's and the American Company's most up-to-date ENVG specifications and drawings to the Singapore Company. By September of 2005 ITT NV had illegally exported through the Rochester Company the entire ENVG "optical train." ITT NV caused these illegal exports in an effort to have the Singapore Company ready to "re-enter" ITT NV's production schedule "by the March 2006 date for production." As an ITT NV engineer recognized in an e- mail to another ITT NV engineer, the whole relationship between the Rochester Company and ITT NV was a "front" for an effort to get around the U.S. export laws.

     ITT NV's intent to establish a "front" for an illegal effort to get around the U.S. export laws was made even clearer by nature of the relationship between the U.S. engineer and the Rochester Company. Despite the fact that ITT NV was specifically aware and had informed the Singapore Company that if the U.S. engineer was not an employee of the Rochester Company, any exports by the U.S. engineer would be illegal, the U.S. engineer was, in fact, an employee of the Singapore Company who was attached to the Rochester Company. The U.S. engineer was hired by the Singapore Company, he was supervised by Singapore Company personnel, his work was controlled and coordinated by the Singapore Company, and all expenses incurred by the Rochester Company in the support of the U.S. engineer were completely reimbursed by the Singapore Company. The U.S. engineer was not even listed on the Rochester Company personnel chart, and he was openly referred to as an employee of the Singapore Company. As an employee of a foreign company, the U.S. engineer had no right to export anything to the Singapore Company under the Rochester/Singapore TAA.

     D.   Illegal ENVG Exports to Japan and China

     During the developmental phase of the ENVG system, ITT NV engineers had difficulty obtaining a critical switch for the ENVG system. After experimenting with several existing switches, ITT NV concluded that it would have to design its own unique switch. In 2003 an ITT NV engineer was successful in designing a unique switch (hereinafter "ENVG switch") that meet the specific requirements of the ENVG system.

         In order to manufacture the ENVG switch, ITT NV turned to the U.S. office of a Japanese company. Despite being fully aware that drawings and information about the ENVG switch were export controlled items that would require an export license to be shipped to Japan, ITT NV failed to make any attempt to obtain the necessary export license before exporting ENVG switch information and drawings to Japan. Between September 2003 and December 2005, ITT NV worked collaboratively with the Japanese company in an unlicensed and illegal effort to produce a final ENVG switch. During this unlicensed collaborative design and production process, ITT NV illegally exported a series of ENVG switch drawings to the Japanese company, including the final ENVG switch design. ITT NV had included on some of these drawings specific statements that identified the drawings as export controlled pursuant to the provisions of the ITAR.

     During the course of the design and production of the ENVG switch, the Japanese company specifically informed ITT NV that they intended to use a sister company located in the People's Republic of China (hereinafter "Chinese Switch Company") during the manufacturing, assembly and testing process in an effort to reduce the cost of production. Despite being acutely aware from their prior illegal activities discussed above that China was a prohibited destination for export controlled military items, ITT NV made no effort to prevent the Japanese company from exporting the ENVG switch designs to China. In fact, all of the export controlled drawings and technical information illegally provided to the Japanese Company were subsequently transferred to the Chinese Switch Company. The Chinese Switch Company ultimately produced hundreds of ENVG switches which were shipped to the Japanese company and then to ITT NV. While the manufacturing of the ENVG switches was eventually shifted to Japan, the Chinese Switch Company remained involved in the assembly and final testing of the ENVG switches until April 2006. The relationship between ITT NV, the Japanese company and the Chinese Switch Company did not come to an end until April 2006 when the illegal and unlicensed relationship between the three companies was fully uncovered through ITT's investigation. The results of this investigation were voluntarily reported by ITT to the government.

                              REMEDIAL ACTION PLAN
                                   APPENDIX B

     As part of its obligations pursuant to the Agreement, ITT agrees to implement the remedial action plan set forth below. ITT understands that the remedial actions set forth below impose obligations that are in addition to those imposed by existing laws, regulations and contractual obligations. Nothing in the Agreement shall be construed to, or shall have the effect of, excusing any failure of ITT to comply with the provisions of existing laws, regulations and contractual obligations.

I.   Compliance Management

     A.   Executive Manager of Compliance

          ITT shall establish an executive position within its corporate structure dedicated to the mission of ensuring that ITT is in full compliance with all U.S. export laws and regulations and all U.S. programs directed at the protection of classified information and technology, including, but not limited to the following:

          1. The National Industrial Security Program (hereinafter "NISP") and its implementing provisions contained in the National Industrial Security Program Operating Manual (hereinafter "NISPOM").

          2. The Arms Export Control Act (hereinafter "AECA") and its implementing regulations contained in the International Traffic in Arms Regulations (hereinafter "ITAR"); and

          3. The Export Administration Act International Emergency Economic Powers Act (hereinafter "IEEPA") and its implementing regulations contained in the Export Administration Regulations (hereinafter "EAR") and the Office of Foreign Assets Control Regulations;

               ITT shall submit to the government for approval the name and background of the person who will fill the position of executive manager of compliance (hereinafter "EMC") within three months of the date of the Court order granting the Joint Deferral Motion. The EMC shall be hired within six months of the date of the Court order granting the Joint Deferral Motion. The EMC shall have significant background, training and experience with the compliance laws, regulations and programs listed above. The EMC will report directly to the Chief Executive Officer of ITT (hereinafter "CEO") and shall have access to ITT's Board of Directors. The EMC shall have the authority and the resources necessary to ensure that ITT is in full compliance with the laws, regulations and programs listed above.

          B.   Compliance Management Structure

               ITT shall restructure its management of all ITT employees charged with the responsibility of implementing the compliance laws, regulations and programs listed in Section I. A. above within six months of the date of the Court order granting the Joint Deferral Motion. In particular, all ITT export compliance managers and/or security managers with the responsibility of safeguarding U.S. classified materials or export controlled materials, including all "Empowered Officials" (hereinafter "EO") pursuant to the ITAR or "Facility Security Officers" (hereinafter "FSO") pursuant to the NISPOM shall be supervised, evaluated and report directly to the EMC or other export/security compliance managers who report directly to the EMC. All other ITT export compliance employees or security employees with responsibility for safeguarding classified or export controlled materials shall be supervised, evaluated and report directly to an export/security compliance manager who is directly or indirectly supervised by the EMC. The purpose of this provision is to ensure that all ITT export compliance and security personnel with responsibility for safeguarding export controlled or classified materials can act to ensure full compliance with the laws, regulations and programs listed in Section I. A. above without fear of adverse action.

II.  Compliance Education &Training

     A.   Annual Training

          ITT shall institute within nine months of the date of the Court order granting the Joint Deferral Motion a comprehensive export compliance and NISPOM education/training program for its employees. All ITT employees who have access to or who manage ITT employees who have access to export controlled or classified materials shall receive annual training which at a minimum shall include the purpose of, their responsibilities under, and the potential consequences of violating the compliance laws, regulations and programs listed in Section I. A. above. ITT shall submit to the Monitor an outline of the training to be given along with any materials to be provided during the training at least one month prior to the training. The first annual training shall take place within nine months of the date of the Court order granting the Joint Deferral Motion.

     B.   Additional Manager Training

          ITT shall ensure that all export compliance managers and security managers, including all EOs, FSOs and their immediate assistants shall have sufficient training and experience to ensure full compliance with the compliance laws, regulations and programs listed in Section I. A. above. The EMC, on behalf of ITT, shall submit to the Monitor within one year from the date of the Court order granting the Joint Deferral Motion, a written certification stating that ITT has reviewed the background and training of all ITT EOs, FSOs, and their immediate assistants, and that all ITT EOs, FSOs, and their immediate assistants have sufficient training and experience to ensure full compliance with the compliance laws, regulations and programs listed in Section I. A. above. ITT shall ensure that all export compliance and security managers and their immediate assistants regularly obtain additional training to improve and update their knowledge of the export compliance laws, regulations and programs listed in Section I. A. above.

     C.   Record Keeping

          ITT shall keep a record of the training provided and the names and positions of the individuals who received training for a period of at least five years. Each employee who received training shall sign a document verifying that he/she has received the required annual training and understands the purpose of, their responsibilities under, and the consequences of violating the export compliance laws, regulations and programs listed in Section I. A. above. ITT shall also keep a record of all training received by all export compliance managers and security managers, including all EOs, FSOs and their immediate assistants for a period of at least ten years.

III. Mandatory Reporting of Violations

     A.   Classified Information

          ITT shall report all losses, compromises or suspected losses or compromises of U.S. classified materials in its possession or custody to the responsible Cognizant Security Agency (hereinafter "CSA") and the Monitor as soon as possible, and in no case later than twenty four hours, from the discovery of the loss, compromise or suspected loss or compromise of U.S. classified materials. ITT shall make interim and/or final reports of all losses, compromises or suspected losses or compromises of U.S. classified materials as directed by the CSA. A copy of any interim or final reports shall also be provided to the Monitor.

          ITT shall also report all attempts to gain unauthorized access to U.S. classified materials in its possession or custody, including, but not limited to, computer network intrusions, to the responsible CSA and the Monitor as soon as possible, and in no case later than twenty four hours from the discovery of the attempt to gain unauthorized access to U.S. classified materials. ITT shall make interim and/or final reports of all attempts to gain unauthorized access to U.S. classified materials as directed by the CSA. A copy of any interim or final reports shall also be provided to the Monitor.

     B.   AECA/ITAR Violations

          ITT shall make an initial written report of all violations of the AECN/ITAR to the U.S. Department of State, Office of Defense Trade Controls Compliance, and the Monitor within one week of the discovery of the violation. ITT shall make written interim and/or final reports of all violations of the AECA/ITAR as directed by the U.S. Department of State, Office of Defense Trade Controls Compliance. A copy of any interim or final reports shall also be provided to the Monitor.

     C.   IEEPA/EAR Violations

          ITT shall make an initial written report of all violations of the IEEPA/EAR to the U.S. Department of Commerce, Office of Export Enforcement, and the Monitor within one week of the discovery of the violation. ITT shall make written interim and final reports of all violations of IEEPA/EAR as directed by the U.S. Department of Commerce, Office of Export Enforcement. A copy of any interim or final reports shall also be provided to the Monitor.

IV.  Compliance Investigation

     A.   Classified Materials

          1. Classified Materials Inventory - ITT shall conduct a complete inventory of all classified materials (hereinafter "Inventory") in its possession, custody or control within six months of the date of the Court order granting the Joint Deferral Motion. ITT shall update this Inventory on a bi-annual basis thereafter. ITT shall maintain copies of the Inventory and the bi-annual updates for a period of at least ten years and shall produce the Inventory and the bi-annual updates for inspection and copying when requested by authorized U.S. Government agencies.

          2. Classified Materials Disclosure Audit - Within one year of the date of the Court order granting the Joint Deferral Motion, ITT shall determine whether any classified materials in its possession or custody have been misplaced, lost or improperly disclosed to any unauthorized person or entity. ITT shall also prepare and submit to the Monitor within one year of the date of the Court order granting the Joint Deferral Motion a list of all foreign persons or foreign entities to whom ITT has disclosed U.S. classified material within the past ten years. ITT shall further use its best efforts to determine whether any foreign person or foreign entity to whom ITT has disclosed U.S. classified materials has made a disclosure of that U.S. classified material to any unauthorized person or entity. ITT shall report any loss, compromise or suspected compromise of classified information to the CSA and the Monitor as set forth in paragraph 111. A. above.

          3. Classified Materials Security Audit - Within one year of the date of the Court order granting the Joint Deferral Motion, ITT shall conduct an audit to determine whether each of ITT's business units that have possession or custody of U.S. classified materials have sufficient security in place to protect all U.S. classified materials. A copy of the audits shall be provided to the CSA and the Monitor. All security deficiencies shall be corrected within eighteen months of the date of the Court order granting the Joint Deferral Motion.

     B.   Export Compliance

          ITT shall conduct an export compliance audit of each ITT business unit that has access to export controlled materials. The primary purpose of these audits will be to identify past and present violations of the compliance laws, regulations and programs listed in Section I. A. above and to determine whether each ITT business unit has a sufficient program and resources to ensure full compliance with the export laws of the United States. The audits shall also determine whether proper export licenses are in place and whether the terms, conditions, and provisos of ITT's export licenses are being fully complied with. A copy of each audit shall be provided to the Monitor and the United States. Within three months of the completion of each audit, the Chief Executive Officer of the ITT business unit audited shall sign and submit to the Monitor a certification stating that a comprehensive audit to identify past and present violations of the compliance laws, regulations and programs listed in Section I. A. above and to determine whether each ITT business unit has a sufficient program and resources to ensure full compliance with the export laws of the United States has been completed and that all violations of the compliance laws, regulations and programs listed in Section I. A. above have been reported to the Monitor and the United States. All export compliance audits shall be completed within two years of the date of the Court order granting the Joint Deferral Motion. All export compliance deficiencies shall be corrected within thirty months of the date of the Court order granting the Joint Deferral Motion.

     C.   Foreign Subcontractors/Foreign Corporate Partners

          ITT shall determine whether each of its foreign agents, sub-contractors and corporate partners with whom ITT has shared export controlled materials in the past five years has sufficient knowledge of the United States export laws and regulations to prevent export compliance violations by the foreign agent, sub-contractor or corporate partner. ITT shall also determine whether all export controlled materials have been sufficiently marked by ITT personnel to put all of its foreign agents, sub-contractors and corporate partners on notice of the export controlled nature of the materials provided. ITT shall complete these tasks within one year of the date of the Court order granting the Joint Deferral Motion.

V.   Annual Compliance Certification

     A.   ITT Business Units

          The Chief Executive Officer of each ITT business unit that has access to export controlled or classified materials shall sign an annual compliance certification. The annual compliance certification shall state as follows:

          "I, (Name) __________, (Title) __________, on behalf of (Name of ITT business unit) __________, do hereby certify that to the best of my knowledge and belief, (Name of ITT business unit) __________, is in full compliance with the export laws of the United States and the National Industrial Security Program. I further certify that all violations of the export laws of the United States or loses, compromises or suspected loses or compromises of United States classified information have been reported to the appropriate official(s) of the United States government." The annual compliance certification shall be dated and notarized by a notary public. The executed annual compliance certifications shall be forwarded to the Monitor no later than the first of June for each year the Agreement is in effect.

     B.   ITT Corporation

          The Chief Executive Officer of ITT and the EMC shall sign an annual compliance certification on behalf of ITT. The annual compliance certification shall states as follows:

          "I, (Name) __________, (Title) __________, on behalf of ITT
          Corporation, do hereby certify that to the best of my knowledge and belief, ITT Corporation, is in full compliance with the export laws of the United States and the National Industrial Security Program. I further certify that all violations of the export laws of the United States or loses, compromises or suspected loses or compromises of United States classified information have been reported to the appropriate official(s) of the United States government."

          The annual compliance certification shall be dated and notarized by a notary public. The executed annual compliance certification shall be forwarded to the Monitor no later than the first of June for each year the Agreement is in effect.





         (1) ITT Corporation is made up of a series of management groups. One of these management groups is ITT Defense. ITT Defense oversees a number of profit centers, including ITT Night Vision in Roanoke, VA.